ADMINISTRATIVE AGREEMENT
                                     BETWEEN
                          THE DEFENSE LOGISTICS AGENCY
                                       AND
                           COPLEY PHARMACEUTICAL, INC.



This Agreement dated the 1st day of May, 1998, is made between Copley Pharmaceutical, Inc. ("Copley") and the Defense Logistics Agency ("DLA"). As used herein, "Copley" means Copley Pharmaceutical Inc. and all its operating sectors, groups, divisions, units and wholly-owned subsidiaries, including those acquired or established during the term of this Agreement. As used herein, "Government" means the United States Government.


                                    PREAMBLE


1. Copley is a corporation engaged in the development, manufacture, sale, and distribution of generic drugs and other products, with its principal place of business in Canton, MA.

2. On May 28, 1997, Copley was charged by Criminal Information in the United States District Court for the District of Massachusetts with one count of conspiracy to defraud the United States in violation of 18 U.S.C. ss. 371. The Information alleged that, from in or about May 1988 through in or about July 1994, Copley conspired to manufacture drugs approved by the U.S. Food and Drug Administration ("FDA") using methods different from those approved by FDA, to falsify manufacturing batch records for FDA-approved drugs, to submit false annual reports to FDA for approved drugs, and to fail to seek prior FDA approval for certain manufacturing changes. On June 19, 1997, in accordance with a plea agreement dated May 27, 1997, Copley pled guilty to the charges in the Information. Copies of the Plea Agreement and the Information are attached to this Agreement as Exhibits 1 and 2, respectively.

3. Judgment of conviction and sentence with respect to Copley were entered on June 19, 1997. Copley was sentenced to "pay a fine in the amount of Ten Million Six Hundred Fifty Thousand Dollars ($10,650,000)" and to "pay a Special Assessment in the amount of Four Hundred Dollars ($400). The fine is to be paid over a three-year period."

4. On October 24, 1997, DLA proposed Copley for debarment from Government contracting and Government-approved subcontracting pursuant to the procedures contained in the Federal Acquisition Regulation (FAR) Subpart 9.4 and the Department of Defense FAR Supplement (DFARS) Subpart 209.4. The proposed debarment action was based upon Copley's criminal conviction.

5. By written and oral presentations beginning on December 3, 1997, Copley presented to DLA information in opposition to the debarment. Copley outlined the present Copley Business Conduct Policy and Corporate Compliance Program; its agreement with FDA; its quality accomplishments since August 1994; its current standard operating procedures; its education and training program; and other changes in policy since the conduct to which Copley pled guilty. Copley also has acknowledged improper conduct of its employees and has taken responsibility for the circumstances of wrongdoing.

6. Copley has expressed an interest in demonstrating to the Defense Logistics Agency that, notwithstanding the conduct for which Copley was proposed for debarment, Copley can be trusted to deal fairly and honestly with the Government, and that debarring Copley from future Government procurement and non-procurement programs is not a necessary protection in this case.

7. Copley has agreed to keep in place and to incorporate in this Agreement the measures constituting Copley's Business Conduct Policy voluntarily adopted prior to the date of this Agreement. In addition, Copley has taken other actions as specified herein to assure against the recurrence of the conditions giving rise to the criminal conviction referred to above and to assure that Copley possesses the high degree of business honesty and integrity required of a Government contractor.

8. Copley represents that none of the individuals known to Copley to have been involved in the wrongdoing that was the subject of Copley's plea is now employed by the company in a position that has responsibility (a) relating to the manufacture of any product that might be sold to the Government or (b) for any function subject to the jurisdiction of FDA. Copley further represents that none of the individuals who were officers or directors of Copley at the time of the criminal actions is presently employed by Copley, with the following exceptions:

         Individual                         Current Position

         Kenneth Larsen             Director, Chairman of the Board
         Agnes Varis                Director
         Jane C. I. Hirsh           Director, President - International Business

9. DLA has determined that, under the authority of Federal Acquisition Regulation (FAR) 9.406, cause exists to debar Copley based upon its conviction. DLA has further determined, however, that the terms and conditions of this Agreement provide adequate assurance that Copley's future dealings with the Government, if any, will be conducted with the high degree of honesty and integrity required of a Government contractor, and that suspension or debarment is not necessary at this time to protect the Government's interests. The parties, therefore, agree to the following terms and conditions.

ARTICLES

1. The period of this Administrative Agreement shall be three years from the date of execution of this Agreement by DLA, except that, should Copley fail to be in full compliance with any term or condition of this Agreement, the period shall be three years from the time that Copley reestablishes full compliance.

2. Copley has entered into a plea agreement with the United States. A copy of the plea agreement is attached hereto as Exhibit 1, and the terms of the plea agreement are incorporated herein by reference. Copley agrees, as a term of this Agreement, to comply with the terms of the plea agreement.

3. Copley shall maintain complete records, including original documents, of all purchases, sales, receipts, shipments, or testing of any material or product in any way related to government contracts or subcontracts. These records shall be sufficient to provide complete evidence of all transactions related to items furnished directly or indirectly by Copley to the Government upon any government procurement. These records shall be maintained for not less than four years after final payment of any affected contract.

4. In addition to any other right DLA may have by statute, regulation, or contract, DLA or its duly authorized representative may examine Copley's books, records (including test data records), and other company documents and supporting materials for the purpose of verifying and evaluating: (a) Copley's compliance with the terms of this Agreement; (b) Copley's business conduct in its dealings with all of its customers, including the Government; (c) Copley's compliance with Federal procurement policies and accepted business practices; and (d) Copley's compliance with the requirements of Government contracts or subcontracts. The materials described above shall be made available by Copley at all reasonable times for inspection, audit, or reproduction. Further, for purposes of this provision, DLA or its authorized representative may interview any Copley employee who consents to be interviewed at the employee's place of business during normal business hours or at such other place and time as may be mutually agreed between the employee and DLA. Employees may elect to be interviewed with or without a representative of Copley present.

5. Copley has implemented and agrees to maintain a Business Ethics Program involving all company employees. The Business Ethics Program consists of (a) the Business Conduct Policy, (b) the Corporate Compliance Program, (c) the statements of policy in Exhibits 11 and 12 to this Agreement, and (d) such additional documents as the Audit Committee of Copley's Board of Directors ("the Audit Committee") may approve as parts of the Business Ethics Program. The Audit Committee shall be responsible for overseeing the implementation by Copley's management of the Business Ethics Program. The Business Ethics Program shall be maintained so as to ensure that Copley and each of its officers and employees maintains the business honesty and integrity required of a Government contractor, and that Copley's performance of each Government contract is in strict compliance with all applicable laws, regulations, and the terms of the contract. The Business Ethics Program shall include, at a minimum, the following components:

         a. The written Business Conduct Policy and Corporate Compliance Program, both adopted on January 30, 1998 by the Copley Board of Directors. The Policy and Program, as implemented, include (i) a statement of Copley's commitment to comply with all applicable laws and regulations in the conduct of its business; (ii) guidelines for Copley employees to follow in their business dealings on behalf of Copley; (iii) a notice that, consistent with Article 7 of this Agreement, Copley shall immediately discipline, up to and including dismissal, any employee, officer, or director of Copley whose conduct relating to Copley's business violates applicable laws, regulations, Copley's Business Conduct Policy, the terms of this Agreement, or basic tenets of business honesty and integrity; (iv) a requirement that employees report to Copley's Compliance Coordinator any impropriety relating to Copley's business of which they have knowledge whether committed by an employee of Copley, or of the Government, or any other person, and whether the impropriety relates to violations of law, regulation, contract, Copley's Business Conduct Policy, the terms of this Agreement, basic tenets of business honesty and integrity, or any other requirement; (v) a notice that employees may report improprieties anonymously; and (vi) a notice that employees may report improprieties relating to Copley's business directly to appropriate Government officials. Copies of the Policy and Program are Exhibit 3 and 4, respectively, to this Agreement.

         b. The Business Conduct Policy has been circulated to each employee of Copley. After reading the Code each current employee has signed in a register (which may be individual forms kept in a loose-leaf book) to be maintained by Copley and open to inspection by the Government, that the employee has read and understood the import of the document. At least once in each calendar year, each then-current employee shall repeat the procedure of reading the Policy and signing the register. Copley shall submit, as a part of each report to DLA pursuant to Article 9, a statement by the Chairman of the Board that the Board of Directors has verified that the register is being maintained, and that each employee has signed the register as required by this provision. The register shall be maintained and available for DLA's review and inspection during the life of this Agreement. Within thirty days of starting employment with Copley, new employees shall read the Policy and sign the register. Within the thirty days, the new employee's immediate supervisor or other management person shall discuss the content and requirements of the Code with the new employee.

         c. Copley has instituted and shall maintain an information and education program designed to assure that all employees are aware of all applicable laws, regulations, and standards of business conduct that employees are expected to follow, and the consequences both to the employee and to the company that will ensue from any violation of such measures. Each employee of Copley has received at least one hour of initial training in the Copley Business Conduct Policy. Each employee shall receive annually not less than one hour of training in Copley's Business Ethics Program.

         d. Copley also has installed a toll-free telephone number for reporting suspected misconduct directly to an independent telephone monitor, who, will, as appropriate, report suspected misconduct to the Compliance Coordinator, the General Counsel, or the Audit Committee. This telephone number is listed in the Canton, MA telephone directory. In addition, Copley has posted in prominent places accessible, in the aggregate, to each of its employees, a notice detailing the company's commitment to comply with all applicable laws and regulations in the conduct of its business. The notice designates the Compliance Coordinator to receive any reports of misconduct relating to Copley's business of which any employee may have knowledge, whether committed by an employee of Copley, an employee of the Government, or other individual or business entity; provides the toll-free telephone number for the Compliance Coordinator; states that any report may be anonymous; and designates the Compliance Coordinator to be available for consultation on any questions the employee may have concerning Copley's business practices. A copy of the notice is Exhibit 6 to this Agreement. Every six months, starting six months from the date of this agreement, Copley, as a part of the report required by Article 9, shall provide DLA with a report identifying all calls made to the company Hotline (regardless of the subject matter), and all instances of misconduct relating to Copley's business that were reported to the Compliance Coordinator, or otherwise brought to the attention of management, during the preceding six months. Such reports shall state the nature of the reported conduct, the results of the internal investigation, and the corrective action, if any, taken by Copley. A matter pending resolution at the time of a six-month reporting period shall be reported each six months until final resolution of the matter is reported. Negative reports are required.

         e. All written materials and training related to the Business Conduct Policy will be provided in English and in any other language necessary to assure that each employee understands all elements of any written or oral presentation.

6. The principal members of Copley management on the date of execution of this Agreement by DLA are

         We-wei Chang, Ph.D. Executive Vice President - Scientific and
                             Technical Affairs

         Gene Bauer          Executive Vice President, General Counsel,
                             Secretary

         Ken Starkweather    Vice President, Chief Financial Officer, and
                             Treasurer; Compliance Coordinator

         Julie Trendowicz    Vice President - Sales/Marketing

         Barbara Morse       Vice President - Administration/Corporate
                             Communications

         Michael Moorshead   Vice President - Operations

         Jane C. I. Hirsh    President, Copley Pharmaceutical International

         Michael Bogda       Vice President - Technical Services and Engineering

Copley agrees to notify DLA promptly if any of these principals leaves his or her current position and to report the name of a successor to DLA promptly after appointment.

7. Promotion of the Copley Business Ethics Program is an element of each manager's and supervisor's performance standards. Copley has implemented and will maintain an annual certification requirement that all managers at every level in the company attest that they personally have (a) discussed with each employee under their direct supervision the content and application of the company's Business Ethics Program; (b) informed each such employee that strict compliance with the Program is a condition of employment; and (c) informed each such employee that Copley will take disciplinary action, including termination, for violation, in connection with the company's business, of the principles and practices set forth in the Program, applicable laws or regulations, or basic tenets of business honesty and integrity. A copy of the certificate used to fulfill this requirement is attached as Exhibit 7. In addition, promotion of Copley's Business Ethics Program will be an element of each manager's and supervisor's own performance standards. Copley will submit, as a part of each report to DLA pursuant to Article 9, a statement by the Chairman of the Board that the Board of Directors has verified that the certifications are being maintained and that each manager has provided a certification as required by this provision. The certificates shall be maintained and available for DLA's review and inspection during the life of this agreement.

8. The Audit Committee of the Board of Directors of Copley shall be responsible for seeing to it that management implements the company's Business Ethics Program, including maintenance and updating of the Business Conduct Policy, and auditing of Copley's compliance with this Agreement. The Audit Committee shall oversee all of Copley's compliance programs, consult with whatever advisors it deems appropriate in matters relating to these programs, receive reports in person or in writing not less than quarterly from the Compliance Coordinator (and from the General Counsel if appropriate) concerning Copley's compliance with the Program, and take whatever actions are appropriate and necessary to ensure that Copley conducts its activities in compliance with the requirements of the law and sound business ethics. Copley shall provide to DLA copies of written reports and minutes of the Audit Committee meetings reflecting the reports made to the Committee on the Business Ethics Program and the Committee's decisions or directions to management concerning any matters in any way related to Copley's compliance programs or this Agreement. The names of the members of the Committee are listed at Exhibit 8. If any member of the Committee leaves the Committee, Copley shall promptly notify DLA of the change and shall report the name of each new member to DLA promptly after election or appointment.

9. The Board of Directors of Copley shall submit periodic written reports to DLA describing the measures taken by Copley to implement, and to ensure compliance with, this Agreement. The reports must be submitted in time to be received at DLA within three months of the effective date of this Agreement, on or before the six-month anniversary of the effective date of this Agreement, and thereafter on or before each six-month anniversary during the term of this Agreement. The final report is to be received not later than one month prior to the final day of this Agreement. A schedule of reporting dates is attached as
Exhibit 9. The reporting dates and time frames set forth in this Agreement are deadlines for receipt of the reports at DLA Headquarters. Copley's failure to meet these requirements on or before the dates agreed to shall constitute a breach of this Agreement.
The reports shall include:

         o Standards of conduct/ethics/compliance training conducted and the number of persons who attended.

         o Informal notifications or initiatives relating to the Business Ethics Program.

         o Description of each Hotline call or other report of misconduct received and disposition of each. (It is understood that "misconduct" does not include "minor violations" within the meaning of ss. 309 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. ss. 336, except that such term does include any violation of the statutes or regulations administered by FDA that results in a recall, seizure, injunction, field alert, issuance of FDA Form # 483 (report of inspectional observations) or Warning Letter.)

         o  Information required by Articles 12 and 24.

         o The status of any ongoing investigation of, or legal proceedings involving, Copley brought by any Governmental entity; including times, places, and subject matter of search warrants, subpoenas, criminal charges, criminal or civil agreements, etc.

10. Copley represents to DLA that, to the best of Copley's knowledge, Copley is not now under criminal or civil investigation by any Governmental entity. In addition to the periodic written reports required under Article 9, Copley shall notify DLA within two working days of the time Copley learns of (a) the initiation of any criminal or civil investigation of Copley by any Governmental entity, (b) service of subpoenas on Copley by any Governmental entity, (c) service of search warrants and/or searches carried out in any Copley facility,
(d) initiation of legal action by any entity that alleges facts that, if true, would impact upon the business responsibility of Copley. Copley shall provide to DLA as much information as necessary to allow DLA to determine the impact of the investigative or legal activity upon the present responsibility of Copley for Government contracting.

11. Between five and seven months after the effective date of this Agreement, the Chairman of the Board of Directors or chief Executive Officer of Copley and the Compliance Coordinator or General Counsel shall offer to meet with the DLA Special Assistant for Contracting Integrity or a designee to discuss implementation of this Agreement. Each six months during the term of this Agreement the Compliance Coordinator or General Counsel shall offer to meet with representatives of the Special Assistant for Contracting Integrity to discuss implementation of this Agreement.

12. As a manufacturer for and supplier to prime contractors, Copley is required by its customers to submit to outside audits and/or surveys conducted by the customer or on its behalf by third parties. The written reports resulting from all such audits or surveys will be included with reports filed under the provisions of Article 9.

13. Copley has advised DLA that, as a part of Copley's program of self-governance, Copley has a written policy of voluntarily disclosing suspected misconduct (as described in Article 9) involving or affecting Copley's Government business to an appropriate Government official within fifteen days after such misconduct is discovered by, known to, or disclosed to any management official of the company. The misconduct to be reported includes misconduct by any person, including, but not limited to, those associated with Copley or with the Government, and shall include misconduct disclosed to Copley management from any source. Copley's program provides that Copley immediately will investigate any report of misconduct that comes to its attention and will notify the Government of any potential or actual impact on any aspect of Copley's Government business and will take corrective action, including prompt restitution for any harm to the Government. During the term of this Agreement, Copley will provide to DLA copies of all such disclosures or notice to any Government official, within ten working days of the disclosure. The fact that this Agreement incorporates Copley's policy of voluntary disclosure shall not render a disclosure made pursuant to the policy involuntary for purposes of any agency Voluntary Disclosure program.

14. Copley has distributed to every supplier and subcontractor to Copley a letter from Kenneth Larsen, Chairman of the Board of Directors of Copley, emphasizing Copley commitment to procurement integrity, asking suppliers and subcontractors not to offer or give anything of value to Copley employees, and asking suppliers and subcontractors to report to Mr. Larsen any improper or illegal activity by Copley employees, and informing them of the telephone number for the Copley Hotline. A copy of the letter is at Exhibit 10. A similar letter will be sent to all Copley suppliers and subcontractors each year in the month of November. A copy of the letter shall be furnished to DLA.

15. Copley has a written internal operating policy that Copley shall not knowingly employ, with or without pay, an individual who is listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal programs. A copy of the policy is attached as Exhibit 11. In order to carry out the policy, Copley shall make reasonable inquiry into the status of any potential employee or consultant. Such reasonable inquiry shall include, at a minimum, review of the General Services Administration's List of Parties Excluded from Federal Procurement Programs. Copley policy does not require Copley to terminate the employment of individuals who become suspended or are proposed for debarment during their employment with Copley. Copley, however, will remove such employees from responsibility for or involvement with Copley's government-related business affairs until the resolution of such suspension or proposed debarment. In addition, if any employee of Copley is charged with a criminal offense relating to Copley's business (other than a traffic or parking violation or a similarly minor violation), Copley will remove that employee immediately from responsibility for or involvement with Copley's business affairs. If the employee is convicted or debarred, Copley policy requires that the employee will be terminated from employment with Copley. Copley shall notify DLA of each such personnel action taken, and the reasons therefor, within 15 days of the action. The salary of any officer, employee, or consultant removed from government contracting in accordance with the Copley policy set forth in this paragraph shall be unallowable for government contracting purposes and shall not be charged either directly or indirectly to any government contract. Copley agrees to account separately for such costs.

16. Copley has a written internal operating policy that Copley shall not knowingly form a contract (other than a contract for the sale of goods by Copley) with, make a purchase from, or enter into any business relationship (other than a contract for the sale of goods by Copley) with any individual or business entity that is listed by a Federal Agency as debarred, suspended, or proposed for debarment, where such contract, purchase, or business relationship involves more than $10,000, unless there is a compelling reason to do so. A copy of the policy is attached as Exhibit 12. If Copley concludes that there is a compelling reason, Copley will provide notice to the cognizant Contracting Officer, if any, and to DLA prior to entering such a business relationship (a) of Copley's intent to do so, (b) the identity of the proposed business partner,
(c) a written determination by the senior Copley executive that a compelling reason justifies the relationship, and (d) the procedures Copley has established to protect the Government's interest. Reasonable inquiry shall be made into the status of any potential participant with Copley in a transaction within the scope of this paragraph. Such reasonable inquiry shall include, at a minimum, review of the General Services Administration's List of Parties Excluded from Federal Procurement Programs.

17. Copley voluntarily has severed all business relations with Michael Riley, Mark Riley, Robert Duncan, and Martha Duncan (the "Severed Employees"), including, but not limited to, the following relationships: employer-employee, creditor-debtor, and owner-business entity (including shareholder-corporation). Copley shall not re-employ in any capacity or resume business relations with any individuals identified to DLA as involved in or responsible for the misconduct at issue here. Because Copley's securities are publicly traded, Copley has no control over who purchases its securities. The fact of any Severed Employee being a holder of Copley securities shall not be considered a violation of this Agreement.

18. Copley has and shall continuously enforce the following policy:

         a. The Severed Employees shall not share any office or storage space, any building, or any computer system with Copley;

         b. The Severed Employees shall not be permitted to enter the premises of Copley.

19. Copley shall notify DLA of any proposed changes in the directives, instructions, or procedures implemented in furtherance of Copley's Business Ethics Program and compliance with this Agreement. DLA, or its authorized representative, retains the right to verify, approve, or disapprove any such changes. Copley may implement a proposed change (subject to subsequent disapproval by DLA) if Copley has submitted such change to DLA and DLA has not disapproved the change within 30 days.

20. Copley has paid to DLA $ 10,000 to cover DLA's costs of independently reviewing this matter and administering this Agreement.

21. Copley shall not seek reimbursement from the Government, either directly or indirectly, for legal or related costs expended or to be expended arising from, related to, or in connection with, the Government's criminal investigation and Copley's defense and settlement thereof, or in connection with the Civil Settlement Agreement entered into by Copley and the United States, or DLA's independent administrative review, or the negotiation and preparation of this Agreement, or the performance or administration of this Agreement. Copley shall treat these costs as unallowable costs for Government contract accounting purposes. Included in these unallowable costs are any legal or related costs expended on behalf of any Copley employee. Nothing in this Article shall be interpreted as relating to the tax treatment of any costs incurred by Copley, or as relating to Copley's accounting for tax purposes.

22. Copley agrees to waive as to the United States Government all claims, demands, or requests for monies of any kind or of whatever nature that Copley may have or may develop in the future arising from, related to, or in connection with, any investigation, or as a result of administrative or judicial proceedings, or request for any other relief in law or in equity, or in any other forum be it judicial or administrative in nature arising out of or relating to the facts that gave rise to the proposed debarment.

23. Copley hereby releases the United States, its instrumentalities, agents, and employees in their official and personal capacities, of any and all liability or claims arising out of the investigation, criminal prosecution, at issue here, or the suspension (proposed debarment or debarment) of Copley or the discussions leading to this Agreement.

24. Copley agrees to provide with the reports made pursuant to Article 9 a list of all internal audit reports generated by or for Copley within the preceding six months and to make available to DLA copies of any such audit reports requested by DLA.

25. This agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. In the event that Copley sells or in any way transfers ownership of any part of the assets of Copley that are subject to this Agreement, Copley shall notify DLA in advance and shall require by the terms of the transfer that the new owner, in addition to Copley, shall be bound by the terms and conditions of this Agreement, including, but not limited to, all reporting requirements, with respect to the assets transferred by Copley to such new owner. If a new owner acquires a controlling interest in Copley or one or more of Copley's facilities, this Agreement shall continue to apply to Copley or to the transferred facilities, as applicable; but nothing in this Article shall be interpreted as extending this Agreement to any of the new owner's other facilities or operations that were not previously under the ownership or control of Copley.

26. In the event that Copley purchases or establishes new business units after the effective date of this Agreement, Copley shall implement with respect to such new business units all provisions of this Agreement, including any training or education requirements, within 60 days following such purchase or establishment.

27. When requested, Copley shall cooperate fully with any investigation of suspected irregularities involving Copley's operations or activities and shall encourage present and past employees of Copley to make a full and candid disclosure of their personal knowledge of the facts and circumstances of any such suspected irregularities. Nothing in this Article shall be interpreted as requiring Copley to waive any attorney-client privilege or the protection of the attorney work product doctrine.

28. Provided that the terms and conditions of this Agreement are faithfully fulfilled, DLA will not suspend or debar Copley based on the facts and circumstances set forth in the Information (Exhibit 2) referenced in the Preamble herein. DLA's decision not to suspend or debar Copley upon the facts at issue here shall not restrict DLA or any other agency of the Government from instituting administrative actions, including, without limitation, suspension or debarment, should information indicating the propriety of such action come to the attention of DLA or such other agency.

29. Copley's compliance with the terms and conditions of this Agreement shall constitute an element of Copley's present responsibility for Government contracting. Copley's failure to meet any of its obligations pursuant to the terms and conditions of this Agreement constitutes a cause for suspension and/or debarment.

30. Copley represents that all written materials and other information supplied to DLA by its authorized representative during the course of discussions with DLA preceding this Agreement are true and accurate, to the best information and belief of the Copley signatory to this Agreement. Copley understands that this Agreement is executed on behalf of DLA in reliance upon the truth and accuracy of all such representations.

31. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof.

32. The provisions of this Agreement in no way alter or diminish the rights and responsibilities of the United States to carry out its lawful functions in any proper manner.

33. Gene Bauer, as Executive Vice President, General Counsel, and Secretary of Copley, is fully authorized to execute this Agreement, and represents that he has authority to bind Copley.

34. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions of this Agreement.

35. Any notices or information required hereunder shall be in writing and delivered or mailed by registered or certified mail, postage prepaid as follows:


If to Copley, to:     Gene Bauer
                      Executive Vice President and General Counsel
                      Copley Pharmaceutical Inc.
                      25 John Road
                      Canton, MA 02021


If to DLA, to:        Roberta T. Eaton
                      ATTN:  Special Assistant for  Contracting Integrity (GC)
                      Defense Logistics Agency
                      8725 John J. Kingman Road, Ste 2533
                      Ft Belvoir, VA  22060-6221


or such other address as any party shall have designated by notice in writing to the other party.

36. This Agreement, including all attachments, is a public document, and may be distributed by DLA throughout the Government as appropriate and to other interested persons upon request, including requests filed under the Freedom of Information Act.

37. This Agreement may be amended or modified only by a written document signed by both parties.






__________________                     _____________________________
Date                                   for the Defense Logistics Agency


------------------                     -----------------------------
Date                                   for Copley Pharmaceutical, Inc.

                                LIST OF EXHIBITS


EXHIBIT  1    Plea Agreement

EXHIBIT  2    Information

EXHIBIT  3    Business Conduct Policy

EXHIBIT  4    Corporate Compliance Program

EXHIBIT  5    Poster

EXHIBIT  6    Certification Form

EXHIBIT  7    List of Members of Audit Committee

EXHIBIT  8    Dates for Reports

EXHIBIT  9    Form of Letter to Suppliers

EXHIBIT 10    Policy re Debarred Individuals

EXHIBIT 11    Policy re Debarred Contracting Parties

                                    EXHIBIT 6

                             FORM FOR CERTIFICATION

                                   BY MANAGERS


                  I,              ___________________(print               name),
_________________________(title), hereby certify that, within the last year, I have personally (check each of the following that is applicable):

                  _____ (a) discussed with each employee under my direct supervision the content and application of Copley's Business Ethics Program;

                  _____    (b) informed each such employee that strict
compliance with the Program is a condition of employment; and

                  _____ (c) informed each such employee that Copley will take disciplinary action, including termination, for violation, in connection with the company's business, of the principles and practices set forth in the Program, applicable laws or regulations, or basic tenets of business honesty and integrity.




----------------                            ---------------------------
     Date                                    Signature

                                    EXHIBIT 7

                       CURRENT MEMBERS OF AUDIT COMMITTEE




Judith W. Fensterer

Jane C.I. Hirsh

William Hoskins

                                    EXHIBIT 8

                          ARTICLE 9 REPORTING SCHEDULE



First report due:     August 1, 1998

Second report due:    November 1, 1998


Reports due every six months thereafter:

     May 1, 1999

     November 1, 1999

     May 1, 2000

     November 1, 2000


Final report due: April 1, 2001 (note that this date is one month before the Agreement expires)

                                    EXHIBIT 9

                            FORM LETTER TO SUPPLIERS



Dear Sir/Madam:

We are proud of our relationship with the many suppliers who have served Copley Pharmaceutical Inc. through the years.

Our business associations arose and will continue to stand on the basis of mutual respect. We value your goodwill, your service, and your ability to supply us with quality materials and supplies at fair prices. We trust you respect our integrity and independence, which are unencumbered by special interest and favoritism.

In furtherance of our obligations as a supplier of pharmaceuticals to the U.S. Government, we request that you and your employees not send any gifts or gratuities of any kind (even those having only nominal value) to any Copley employee.

Copley has established a helpline (800-711-6441) to enable employees, suppliers and/or subcontractors to provide management with information about any possible improper or illegal activity. Although we encourage anyone making such a report to identify himself or herself so that we may make appropriate follow-up inquiries, persons reporting such activity need not identify themselves.

Please convey this policy reminder to your colleagues who call on Copley.

                                            Very truly yours,

                                            Copley Pharmaceutical, Inc.



                                            Kenneth Larsen
                                            Chairman

                                   EXHIBIT 10

                               STATEMENT OF POLICY

                                 WITH RESPECT TO

                              DEBARRED INDIVIDUALS


                  1. Copley shall not knowingly employ, with or without pay, an individual who is listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal programs.

                  2. To carry out this policy, Copley shall make reasonable inquiry into the status of any potential employee or consultant. Such inquiry shall include, at a minimum, review of the General Services Administration's List of Parties Excluded from Federal Procurement Programs.

                  3. Copley policy does not require Copley to terminate the employment of individuals who become suspended or are proposed for debarment during their employment with Copley. Copley, however, will remove such employees from responsibility for or involvement with Copley's government-related business affairs until the resolution of such suspension or proposed debarment. In addition, if any employee of Copley is charged with a criminal offense relating to Copley's business (other than a traffic or parking violation or a similarly minor violation), Copley will remove that employee immediately from responsibility for or involvement with Copley's business affairs. If the employee is convicted or debarred, the employee will be terminated from employment with Copley.

                                   EXHIBIT 11

                               STATEMENT OF POLICY

                                 WITH RESPECT TO

                              DEBARRED CONTRACTORS



                  1. Copley shall not knowingly form a contract (other than a contract for the sale of goods by Copley) with, make a purchase from, or enter into any business relationship (other than a contract for the sale of goods by Copley) with any individual independent contractor or business entity that is listed by a Federal Agency as debarred, suspended, or proposed for debarment, where such contract, purchase, or business relationship involves more than $10,000, unless there is a compelling reason to do so.

                  2. Copley shall make reasonable inquiry into the status of any potential participant with Copley in a transaction within the scope of this policy. Such reasonable inquiry shall include, at a minimum, review of the
General Services Administration's List of Parties Excluded from Federal Procurement Programs.